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                                                                   EXHIBIT 99.3

[ERNST & YOUNG LLP LOGO]     o 2000 Wachovia Building    o Phone: 910 725 0611
                               301 North Main Street       Fax: 910 725 4327
                               Winston-Salem
                               North Carolina 27111

                        Independent Accountants' Report
                       On Applying Agreed-Upon Procedures

The First National Bank of Atlanta
77 Reeds Way
New Castle Corporate Commons
New Castle, Delaware 19720

         and

Wachovia Bank of North Carolina, N.A.
100 North Main Street
Winston-Salem, North Carolina 27150

         and

The Bank of New York
101 Barclay Street
New York, New York 10286

                Wachovia Credit Card Master Trust Series 1995-1

We have performed the procedures enumerated below, which were agreed to by The First National Bank of Atlanta (the "Company") and The Bank of New York, solely to assist you with respect to the monthly certificates prepared by the Company pursuant to subsection 3.6(b) of the Pooling and Servicing Agreement dated as of October 26, 1995, as of October 31, 1996 for the year then ended. This engagement was performed in accordance with standards established by the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely the responsibility of the Company and the Bank of New York. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

Our procedures were as follows: We have compared the amounts in the "mathematical calculations" set forth in the monthly certificates for the period November 1, 1995 to October 31, 1996 prepared by the Company pursuant to subsection 3.6(b) of the Agreement with reports prepared by the Company's bank card processor, which were the source of such amounts.

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(Ernest & Young LLP Logo)                                         EXHIBIT 99.3

                                                                          Page 2
                                                               November 19, 1996

As a result of the procedures performed, we noted the following instances where such amounts set forth in the monthly certificates were not in agreement with reports prepared by the Company's bank card processor:

        o The line item, "portfolio yield (3 month average (annualized))," was reported as 12.6676% for December 1995 through February 1996 and 10.9804% for May 1996. The amounts should have been 11.4874%, 11.2525%, 11.1262%, and 11.3797%, respectively.

        o The line item, "base rate (current month)," was reported as 7.5007% for February 1996 and 7.5632% for March 1996. The amounts should have been 7.3173% and 7.7486%, respectively.

        o The line item, "base rate (prior month)," was reported as 7.8132% for March 1996. The amount should have been 7.3173%.

        o The line item, "base rate (2 months ago)," was reported as 8.1257% for March 1996. The amount should have been 7.8132%.

        o The line item, "excess finance charge collections %," was reported as 4.8544% for February 1996 and 3.2923% for April 1996. The amounts should have been 4.1054% and 4.1522%, respectively.

        o The line item, "required seller's interest," was reported as $25,000,000 for November 1995. The amount should have been $95,547,160.

No other instances were noted where such amounts set forth in the monthly certificates were not in agreement with reports prepared by the Company's bank card processor.

We were not engaged to, and did not, perform an audit, the objective of which would be the expression of an opinion on the monthly certificates prepared by the Company pursuant to subsection 3.6(b) of the Agreement or on the reports prepared by the Company's bank card processor. Had we performed additional procedures with respect to both the monthly certificates prepared by the Company pursuant to subsection 3.6(b) of the Agreement and the reports prepared by the Company's bank card processor, which were the source of such amounts, other matters might have come to our attention that would have been reported to you. This report relates only to the comparison of the amounts in the mathematical calculations specified above and does not extend to any financial statements of the Company taken as a whole.

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(ERNST & YOUNG LLP Logo)                                          EXHIBIT 99.3

                                                                          Page 3
                                                               November 19, 1996

This report is intended solely for the information and use of the users listed above and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes. However, this report is a matter of public record as a result of being included as an exhibit to the annual report on Form 10-K prepared by the Company and filed with the Securities and Exchange Commission on behalf of Wachovia Credit Card Master Trust Series 1995-1 and its distribution is not limited.

                                                /s/ Ernst & Young LLP

November 19, 1996

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